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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2004

MARATHON OIL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-5153 (Commission File Number)	25-0996816 (IRS Employer Identification No.)
5555 San Felipe Road, Houston, Texas (Address of principal executive offices)		77056-2723 (Zip Code)
Registrant's telephone number, including area code: (713) 629-6600

Item 5. Other Events.

        On March 19, 2004, Marathon Oil Corporation (together with its subsidiaries, "Marathon") announced that it had entered into an agreement with Ashland Inc. ("Ashland") pursuant to which Ashland will transfer to Marathon Ashland's 38% ownership interest in Marathon Ashland Petroleum LLC ("MAP") and a portion of Ashland's instant oil change business consisting of 61 Valvoline Instant Oil Change Centers located in Ohio and Michigan and Ashland's maleic anhydride business, the associated plant in West Virginia and related assets. Under the terms of the agreement, Ashland shareholders would receive $315 million in Marathon common stock. Additionally, under the terms of the agreement, Ashland would receive redemption proceeds of approximately $800 million in cash and accounts receivable, and Marathon would assume approximately $1.9 billion of new debt. MAP will not make quarterly cash distributions to Marathon and Ashland between the date the principal transaction agreements were signed and the closing of the transaction. As a result, the final amount of redemption proceeds to be received by Ashland would be increased by an amount equal to approximately 38% of the cash accumulated from MAP's operations during that period. Ashland's liabilities under certain existing environmental indemnification obligations related to MAP will be capped at $50 million. In connection with the proposed transaction, we estimate that the present value of the obligations that MAP will effectively assume, as a result of that cap, will be approximately $15 million. On completion of the transaction, MAP will be a wholly owned subsidiary of Marathon.

        The completion of the acquisition is subject to a number of conditions, including, among other things, (1) the approval of the transaction by Ashland's shareholders; (2) Ashland's and Marathon's receipt and the continuing effectiveness of a private letter ruling from the U.S. Internal Revenue Service relating to the tax treatment of several aspects of the transaction; (3) Ashland's and Marathon's receipt of tax opinions covering specified matters relating to the proposed transaction; (4) Ashland's and Marathon's receipt of updates of opinions as to the solvency of Ashland and New EXM Inc., a subsidiary of Ashland that will be the publicly owned successor to Ashland and will change its name to Ashland Inc.; (5) Ashland's receipt of irrevocable consents with respect to 90% of the aggregate principal amount of substantially all of its outstanding publicly held debt (with the consent of 66 2/3% of the aggregate principal amount of a series constituting a consent for the entire series); and (6) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        The foregoing description of the transaction is qualified in its entirety by reference to the terms of the agreements filed as exhibits to this report.

        Marathon, Ashland, New EXM Inc. and ATB Holdings Inc. will file a proxy statement/prospectus with the SEC in connection with the transaction. Investors and security holders are urged to read that document, when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of that document (when it is available) and other documents filed by Marathon, Ashland, New EXM Inc. and ATB Holdings Inc. with the SEC at the SEC's web site at www.sec.gov. The proxy statement/prospectus and other documents filed by Marathon may also be obtained for free from Marathon by calling Investor Relations at 713-296-4171.

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Item 7. Financial Statements and Exhibits.

(c)	Exhibits.
2.1
Master Agreement, dated as of March 18, 2004, among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC.
10.1
Tax Matters Agreement, dated as of March 18, 2004, among Ashland Inc., ATB Holdings, Inc., EXM LLC, New EXM Inc., Marathon Oil Company, Marathon Oil Corporation, Marathon Domestic LLC and Marathon Ashland Petroleum LLC.
10.2	Assignment and Assumption Agreement (VIOC Centers), dated as of March 18, 2004, between Ashland Inc. and ATB Holdings Inc.
10.3	Assignment and Assumption Agreement (Maleic Business), dated as of March 18, 2004, between Ashland Inc. and ATB Holdings Inc.
10.4
Amendment No. 2, dated as of March 18, 2004, to the Amended and Restated Limited Liability Company Agreement, dated as of December 31, 1998, of Marathon Ashland Petroleum LLC, by and between Ashland Inc. and Marathon Oil Company.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARATHON OIL CORPORATION
Date: March 22, 2004	By:	/s/ A.G. ADKINS Name: A.G. Adkins Title: Vice President-Accounting and Controller

EXHIBIT INDEX

Number	Exhibit
2.1	Master Agreement, dated as of March 18, 2004, among Ashland Inc., ATB Holdings Inc., EXM LLC, New EXM Inc., Marathon Oil Corporation, Marathon Oil Company, Marathon Domestic LLC and Marathon Ashland Petroleum LLC.
10.1
Tax Matters Agreement, dated as of March 18, 2004, among Ashland Inc., ATB Holdings, Inc., EXM LLC, New EXM Inc., Marathon Oil Company, Marathon Oil Corporation, Marathon Domestic LLC and Marathon Ashland Petroleum LLC.
10.2	Assignment and Assumption Agreement (VIOC Centers), dated as of March 18, 2004, between Ashland Inc. and ATB Holdings Inc.
10.3	Assignment and Assumption Agreement (Maleic Business), dated as of March 18, 2004, between Ashland Inc. and ATB Holdings Inc.
10.4
Amendment No. 2, dated as of March 18, 2004, to the Amended and Restated Limited Liability Company Agreement, dated as of December 31, 1998, of Marathon Ashland Petroleum LLC, by and between Ashland Inc. and Marathon Oil Company.

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  Item 5. Other Events.
  Item 7. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT INDEX